Exhibit 16: Letter from Registrant's prior independent accountants.


Office of the Chief Accountant
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

August 3, 2001

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 (a) included in the Form 8-K dated July 26, 2001 of Teknowledge Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

cc: Mr. Neil Jacobstein, President and CEO, Teknowledge Corporation